SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 30, 2004

                        WIRELESS AGE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                      001-31338              98-0336674
 State or other jurisdiction of        (Commission           (IRS Employer
 Incorporation or organization           File No.)         Identification No.)

 13980 Jane Street, King City, Ontario, Canada                   L7B 1A3
   (Address of principal executive offices)                     (Zip Code)

                                 (905) 833-0808
              (Registrant's telephone number, including area code)

              (Former name, former address and former fiscal year,
                          if changed since last report)

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Item 5.  Other Events and Regulation FD Disclosure

Wireless Age Communications, Inc. (the "Company") entered into an Amendment, dated as of June 30, 2004 (the "Amendment") with respect to (i) the Note Purchase and Security Agreement between the Company and Stacey Minichiello, dated as of December 31, 2003; (ii) a Note issued thereunder in the principal amount of $1,930,000.00 (the "First Note"), and (iii) a second Note in the principal amount of $400,000.00, dated as of January 21, 2004 (the "Second Note" and collectively together with the First Note, the "Notes"). Pursuant to the terms of the Amendment, the maturity date for repayment of the Notes shall be extended to September 30, 2004. So long as the Company has fully executed a Second Placement of restricted securities (as described below), the due date for repayment of principal on the Notes shall be further extended to December 31, 2004.

Effective as of even date of the Amendment, the Company entered into a Placement Agreement with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. (collectively, the "Sellers"), providing for the Company's private secondary restricted stock placement of an aggregate of 2,499,450 shares of Company Common Stock, par value $.001 per share (the Shares"). The basic terms of the Placement Agreement provide for a firm commitment first placement of 500,000 Sellers' Shares in a restricted stock placement (the "First Placement"), which closed July 9, 2004. The Placement Agreement provides for the exercise of Company best efforts to cause a second restricted stock placement of 1,999,450 Sellers' Shares, on or before the close of business on September 30, 2004 (the "Second Placement"). In addition, the Company has negotiated the option for the secondary private restricted stock placement of up to 1 million additional Shares owned by 101016305 Saskatchewan Ltd.

THE SECURITIES OFFERED UNDER THE PLACEMENT AGREEMENT WILL NOT BE AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES DESCRIBED HEREIN.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated: July 9, 2004

                                            WIRELESS AGE COMMUNICATIONS, INC.

                                            By /s/ Gary N. Hokkanen
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                                                     Gary N. Hokkanen
                                                  Chief Financial Officer